EXHIBIT 10.6

PROMISSORY NOTE SECURED BY DEED OF TRUST

$11,440,000	December 19, 2008

1.	PROMISE TO PAY. For value received, the undersigned FPA GOVERNOR PARK ASSOCIATES, LLC a Delaware limited liability company (“Borrower”), promise(s) to pay to the order of MIREF GOVERNOR FINANCE, LLC, a Delaware limited liability company (“Lender”), c/o McMorgan Institutional Real Estate Fund I, LLC, 425 Market Street, Suite 1600, San Francisco, California 94105 or at such other place as may be designated in writing by Lender, the principal sum up to ELEVEN MILLION FOUR HUNDRED FORTY THOUSAND AND NO/100THS DOLLARS ($11,440,000) or so much thereof as may be advanced pursuant to the terms hereof (“Loan”), with interest thereon as specified herein. All sums owing hereunder are payable in lawful money of the United States of America, in immediately available funds, without offset, deduction or counterclaim of any kind.

2.	SECURED BY DEED OF TRUST. This Note is secured by, among other things, that Deed of Trust and Absolute Assignment of Rents and Leases and Security Agreement (and Fixture Filing) (“Deed of Trust”) of even date herewith, identifying this Note as an obligation secured thereby and encumbering certain real property described therein (“Property”).

3.	DEFINITIONS. For the purposes of this Note, the following terms shall have the following meanings:

“Additional Advance” shall have the meaning set forth in Section 5 of Exhibit A to this Note.

“Advance” shall mean the Initial Advance and any Additional Advance.

“Borrower’s Equity Contribution” shall mean an amount equal to the difference between (x) the amount payable by Borrower under the Purchase Agreement on the date of closing of the purchase and sale of the Property (as set forth in Section 2(iii) of the Purchase Agreement), together with all additional amounts to be paid by Borrower in order to close the transactions contemplated by the Purchase Agreement minus (y) the Initial Advance.

“Business Day” shall mean any day other than a Saturday, Sunday, legal holiday or other day on which commercial banks in California are authorized or required by law to close. All references in this Note to a “day” or a “date” shall be to a calendar day unless specifically referenced as a Business Day.

“Business Plan” shall have the meaning set forth in Section 6 of Exhibit A to this Note.

“Cap-Ex, Leasing Costs and Interest Reserve Budget” shall mean the budget attached hereto as Exhibit C (as such budget may be modified from time to time with Lender’s approval, which may be given or withheld in its sole discretion).

“Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments due under the Note.

“Debt Service Coverage Ratio” shall mean the ratio, as determined by Lender, of (a) Net Operating Income from the Property, to (b) an amount equal to the Debt Service that would be due for the twelve (12) calendar month period immediately following such calculation.

“Default” shall have the meaning set forth in the Deed of Trust.

“Effective Date” shall mean the earlier of (a) the date the Deed of Trust is recorded in the Office of the County Recorder of the county where the Property is located and (b) the date Lender authorizes the proceeds of the Initial Advance to be released to Borrower.

“First Extended Maturity Date” shall mean December 19, 2011.

“First Extension Term” shall mean the period beginning on December 19, 2010 and ending on the First Extended Maturity Date.

“First Option to Extend” shall mean Borrower’s option, subject to the terms and conditions of Section 3 of Exhibit A to this Note, to extend the term of the Loan from the Original Maturity Date to the First Extended Maturity Date.

“Hazardous Materials Indemnity Agreement” shall mean that certain Hazardous Materials Indemnity Agreement by Borrower and Limited Guarantor to and for the benefit of Lender.

“Initial Advance” shall mean the initial advance under the Loan in an amount equal to Eight Million Two Hundred Ninety Thousand and No/100 Dollars ($8,290,000.00).

“Initial Advance Disbursement Date” shall mean the date upon which the proceeds of the Initial Advance are funded into escrow in connection with the closing of the Loan.

“Limited Guarantor” shall mean Gregory A. Fowler, Trustee of the Gregory A. Fowler Living Trust.

“Limited Guaranty” shall mean that certain limited guaranty by Limited Guarantor to and for the benefit of Lender.

“Loan Documents” shall mean the documents listed in Exhibit B attached hereto and incorporated herein by this reference.

“Maturity Date” shall mean, as applicable, either (i) the Original Maturity Date, (ii) the First Extended Maturity Date, if the Original Maturity Date is extended as provided for herein or (iii) the Second Extended Maturity Date, if the First Extended Maturity Date is extended as provided for herein.

“Maximum Loan Amount” shall mean an amount equal to Eleven Million Four Hundred Forty Thousand and No/100 Dollars ($11,440,000.00)

“Net Operating Income” shall mean the annualized amount of (i) all rents from approved, executed leases, and all other revenues and income, derived from the Property and expected to be received for the first 90 days of the extension period in question, less (ii) all estimated ordinary and necessary operating expenses applicable to the Property for the first 90 days of the extension period in question (including, but not limited to, estimated expenses for utilities, administration, cleaning, landscaping, security, repairs and maintenance, ground rent payments, if any, management fees, fully assessed (or estimated fully assessed) real estate and other taxes and assessments and insurance premiums, but excluding from any such expenses any deductions for federal, state and other income taxes, debt service, depreciation or amortization of capital expenditures [including leasing commissions, tenant improvements, and other leasing costs] and other similar non-cash items).

“Note Rate” shall mean a fixed rate of seven percent (7.0%) per annum.

“Operating Expenses” shall mean all reasonable operating expenses of the Property, including, without limitation, those for maintenance, repairs, annual taxes or payments in lieu of taxes, insurance (but not the cost of terrorism insurance), utilities and other annual expenses (but not capital expenses) that are standard and customary for properties similar to the Property, and which are set forth in the Approved Annual Budget. Operating Expenses for this purpose shall not include any interest or principal payments on the Loan or any allowance for depreciation.

“Option to Extend” shall mean, collectively, the First Option to Extend and the Second Option to Extend.

“Original Maturity Date” shall mean December 19, 2010.

“Purchase Agreement” shall mean that certain Real Estate Purchase and Sale Agreement dated as of September 9, 2008 between McMorgan Institutional Real Estate Fund I, LLC as predecessor-in interest to MIREF Governor Park, LLC (“Seller”), as seller, and Fowler Property Acquisitions, LLC, as predecessor-in interest to FPA Governor Park Associates, LLC (“Buyer”), as buyer, as modified by that certain extension notice by Buyer to Seller dated as of September 19, 2008 and as further modified by that certain First Amendment to Real Estate Purchase and Sale Agreement dated as of October 23, 2008 between Seller and Buyer.

“Release Parcel” shall have the meaning set forth in the Deed of Trust.

“Second Extended Maturity Date” shall mean December 19, 2012.

“Second Extension Term” shall mean the period beginning on December 19, 2011 and ending on the Second Extended Maturity Date.

“Second Option to Extend” shall mean Borrower’s option, subject to the terms and conditions of Section 3 of Exhibit A to this Note, to extend the term of the Loan from the First Extended Maturity Date to the Second Extended Maturity Date.

4.	INTEREST; PAYMENTS.

4.1.	Interest. Interest on the outstanding principal balance of this Note shall accrue at the Note Rate (except as otherwise provided in Section 6.2 below).

4.2.	Payments.

a.

Interest accrued on this Note shall be due and payable in arrears on the first day of each month commencing with the first day of the second full month following the Initial Advance Disbursement Date. Interest shall be calculated on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated. Interest for the balance of the Month in which the closing of the Loan occurs (including the day on which the Loan closes) shall be paid at the closing of the Loan. Principal, all accrued interest and all other amounts due under this Note, including the Exit Fee, shall be due and payable on the Maturity Date (except as otherwise expressly provided in the Loan Documents). Except as otherwise specifically provided in this Note or the other Loan Documents, all payments and deposits due under the Loan Documents shall be made to Lender not later than 12:00 noon, California time, on the day on which such payment or deposit is due. Any funds received by Lender after such time shall, for all purposes, be deemed to have been received on the next succeeding Business Day.

b.	Lender will pay Debt Service due and payable under the Loan by funding advances of interest directly to Lender, with the amount of each such advance to be added to the outstanding principal balance of the Loan and with interest to accrue thereon from the time of such advance; provided that, Lender shall not be obligated to make any such advance of interest (and Borrower shall pay such amounts from Borrower’s own funds): (i) if there is a Default under the Note, the Deed of Trust, or any of the other Loan Documents, or (ii) to the extent the disbursement of such amount would cause (A) the amount specified as the “Carry/Interest Reserve” amount on the Cap-Ex, Leasing Costs and Interest Reserve Budget to be exceeded, or (B) the aggregate principal balance of the Loan to exceed the Maximum Loan Amount. The advance provisions of Section 5.1 of Exhibit A shall not be applicable to this Section 4.2(b).

4.3	Application of Payments. In the absence of a Default, all payments paid by Borrower to Lender in connection with the obligations of Borrower under this Note and under the other Loan Documents shall be applied in the following order of priority: (a) to amounts, other than principal and interest, due to Lender pursuant to this Note or the other Loan Documents; (b) to accrued but unpaid interest on this Note; and (c) to the unpaid principal balance of this Note. Borrower irrevocably waives the right to direct the application of any and all payments at any time hereafter received by Lender from or on behalf of Borrower, and Borrower irrevocably agrees that, after the occurrence of a Default, Lender shall have the continuing exclusive right to apply any and all such payments against the then due and owing obligations of Borrower in such order of priority as Lender may deem advisable.

5.	LOAN FEE; EXIT FEE.

5.1.	Loan Fee. Borrower shall pay to Lender, at Loan closing, a loan fee (the “Loan Fee”) in the amount of One Hundred Fourteen Thousand and No/100 Dollars ($114,000.00). The Loan Fee shall be deemed earned upon payment and shall not be subject to reduction or be refundable under any circumstances.

5.2.	Exit Fee. On the Maturity Date or such earlier date on which all amounts owing by Borrower to Lender under this Note or the other Loan Documents become due and payable, by acceleration or otherwise (and upon any earlier prepayment of all or any portion of the Loan, including, without limitation, any payment resulting from voluntary prepayment, any condemnation or casualty or in connection with the release of any Release Parcel), Borrower shall pay to Lender an exit fee (the “Exit Fee”) in the amount of one percent (1.0%) of the outstanding principal balance of the Loan that is repaid. The Exit Fee shall be paid to Lender concurrently with any payment of the outstanding principal balance of the Loan (or any portion thereof), whenever such payment shall occur. The Exit Fee shall be deemed earned as of the date hereof and shall not be subject to reduction nor be refundable under any circumstances.

6.	LATE CHARGE; DEFAULT RATE.

6.1.	Late Charge. If all or any portion of any payment or deposit required hereunder (other than the payment due on the Maturity Date) is not paid or deposited on or before the tenth (10th) day following the day on which such payment or deposit is due, Borrower shall pay a late or collection charge, as liquidated damages, equal to five percent (5.0%) of the amount of such unpaid payment or deposit. Borrower acknowledges that Lender will incur additional expenses as a result of any late payments or deposits hereunder, which expenses would be impracticable to quantify, and that Borrower’s payments under this Section 5.1 are a reasonable estimate of such expenses.

6.2.	Default Rate. Commencing upon a Default and continuing until such Default shall have been cured by Borrower and following the Maturity Date (whether occurring by acceleration or otherwise) all sums owing on this Note shall bear interest until paid in full at a rate equal to the lesser of (i) thirteen percent (13.0%) per annum and (ii) the maximum rate of interest permitted by applicable law (“Default Rate”).

7.	MAXIMUM RATE PERMITTED BY LAW. Neither this Note nor any of the other Loan Documents shall require the payment or permit the collection of any interest or any late payment charge in excess of the maximum rate permitted by law. If any such excess interest or late payment charge is provided for under this Note or any of the other Loan Documents or if this Note or any of the other Loan Documents shall be adjudicated to provide for such excess, neither Borrower nor Borrower’s successors or assigns shall be obligated to pay such excess, and the right to demand the payment of any such excess shall be and hereby is waived, and this provision shall control any other provision of this Note or any of the other Loan Documents. If Lender shall collect amounts which are deemed to constitute interest and which would increase the effective interest rate to a rate in excess of the maximum rate permitted by law, all such amounts deemed to constitute interest in excess of the maximum legal rate shall, upon such determination, at the option of Lender, be returned to Borrower or credited against the outstanding principal balance of this Note.

8.	ACCELERATION. If (a) any Default shall occur and be continuing; or (b) any other event or condition shall occur which, under the terms of the Deed of Trust or any other Loan Document, gives rise to a right of acceleration of sums owing under this Note after the expiration of any applicable notice and cure periods, then Lender, at its sole option, shall have the right to declare all sums owing under this Note immediately due and payable; provided, however, that if the Deed of Trust or any other Loan Document provides for the automatic acceleration of payment of sums owing under this Note, all sums owing under this Note shall be automatically due and payable in accordance with the terms of the Deed of Trust or such other Loan Document.

9.	BORROWER’S LIABILITY.

9.1.	Limitation. Except as otherwise provided in this Section 9, Lender’s recovery against Borrower under this Note and the other Loan Documents shall be limited solely to the Property and the “Collateral” (as defined in the Deed of Trust).

9.2.

Exceptions. Notwithstanding the foregoing limitation of liability, Borrower shall be personally liable for, and shall defend, indemnify and hold harmless Lender, its directors, officers, partners, members, employees, successors and assigns from and against, all actual losses, damages, liabilities, claims, actions, judgments, court costs and legal and other expenses sustained by Lender, or its directors, officers, partners, members, employees, successors and assigns

(including, without limitation, reasonable attorneys’ fees and expenses) caused by or relating to any of the following: (i) waste to or of the Property or the Collateral, (ii) gross negligence, fraud, material misrepresentation or intentional misconduct by Borrower; (iii) failure to apply insurance proceeds to the restoration of the Property or the Collateral, or failure to apply insurance proceeds or maintain insurance in accordance with the terms of the Loan Documents; (iv) failure to apply tenant security deposits or condemnation proceeds in accordance with the terms of the Loan Documents; (v) failure after Lender has declared a monetary event of default to pay to Lender all rents, income and profits of and from the Property and the Collateral, net of reasonable and customary operating expenses; (vi) breach of or failure to perform under the environmental representations, warranties, covenants or indemnifications agreed to in the Hazardous Materials Indemnity; (vii) destruction or removal of fixtures or personal property securing the Loan from the Property, unless replaced by items of equal value; (viii) breaches of representations or covenants contained in the Loan Documents relating to compliance with terrorism or money laundering laws, including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) and Public Law 107-56, known as the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”); (ix) willful or grossly negligent violation of applicable law, (x) failure to pay property taxes, assessments or charges which may create liens senior to the lien of the Deed of Trust on all or any portion of the Property or Collateral; and (xi) failure of Borrower to pay all amounts payable under the Loan Documents in full, together with reasonable attorney’s fees, if (A) Borrower transfers or encumbers the Property or Collateral or any portion thereof in contravention of the Loan Documents, (B) Borrower files a voluntary petition under Chapter 11 of the Bankruptcy Code, or an involuntary bankruptcy or insolvency proceeding is commenced against Borrower and not dismissed within ninety (90) days of filing, (C) Borrower, Guarantor or an affiliate thereof challenges the enforceability of the Loan Documents or (D) Borrower violates in any material respect the requirements set forth in Section 5.3 of the Deed of Trust.

9.3.	No Release or Impairment. Nothing contained in Section 9.1 shall be deemed to release, affect or impair the indebtedness evidenced by this Note or the obligations of Borrower under, or the liens and security interests created by the Loan Documents, or Lender’s rights to enforce its remedies under this Note and the other Loan Documents, including, without limitation, the right to pursue any remedy for injunctive or other equitable relief, or any suit or action in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests which are now or at any time hereafter security for the payment and performance of all obligations under this Note or the other Loan Documents.

9.4.	Prevail and Control. The provisions of this Section 9 shall prevail and control over any contrary provisions elsewhere in this Note or the other Loan Documents.

10.	MISCELLANEOUS.

10.1.	Joint and Several Liability. If this Note is executed by more than one person or entity as Borrower, the obligations of each such person or entity shall be joint and several. No person or entity shall be a mere accommodation maker, but each shall be primarily and directly liable hereunder.

10.2.	Waiver of Presentment. Except as otherwise provided in any other Loan Document, Borrower hereby waives presentment, demand, notice of dishonor, notice of default or delinquency, notice of intent to accelerate, notice of acceleration, notice of nonpayment, notice of costs, expenses or losses and interest thereon, and notice of interest on interest and late charges.

10.3.	Delay In Enforcement. No previous waiver or failure or delay by Lender in acting with respect to the terms of this Note or the Deed of Trust shall constitute a waiver of any breach, default or failure of condition under this Note, the Deed of Trust or the obligations secured thereby. A waiver of any term of this Note, the Deed of Trust or of any of the obligations secured thereby must be made in writing signed by Lender, shall be limited to the express terms of such waiver, and shall not constitute a waiver of any subsequent obligation of Borrower. The acceptance at any time by Lender of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

10.4.	Time of the Essence. Time is of the essence with respect to every provision hereof.

10.5.	Governing Law. In all respects, including, without limiting the generality of the foregoing, matters of construction, validity, enforceability and performance, this Note, the Deed of Trust and the other Loan Documents and the obligations arising hereunder and thereunder shall be governed by, and construed in accordance with, the laws of the state of California applicable to contracts made and performed in such state and any applicable law of the United States of America. Borrower hereby unconditionally and irrevocably waives, to the fullest extent permitted by law, any claim to assert that the law of any jurisdiction other than California governs the Deed of Trust, this Note and the other Loan Documents.

10.6.	Consent to Jurisdiction. Borrower irrevocably submits to the jurisdiction of any state or federal court sitting in the state of California over any suit, action, or proceeding, brought by Borrower against Lender, arising out of or relating to this Note or the Loan evidenced hereby; and (b) any state or federal court sitting in the state in which Borrower’s principal place of business is located over any suit, action or proceeding, brought by Lender against Borrower, arising out of or relating to this Note or the Loan evidenced hereby. Borrower irrevocably waives, to the fullest extent permitted by law, any objection that Borrower may now or hereafter have to the laying of venue of any such suit, action, or proceeding brought in any such court and any claim that any such suit, action, or proceeding brought in any such court has been brought in an inconvenient forum.

10.7.	Counterparts. This Note may be executed in any number of counterparts, each of which when executed and delivered shall be deemed an original and all of which taken together shall be deemed to be one and the same Note.

10.8.	Heirs, Successors and Assigns. All of the terms, covenants, conditions and indemnities contained in this Note and the other Loan Documents shall be binding upon the heirs, successors and assigns of Borrower and shall inure to the benefit of the successors and assigns of Lender. The foregoing sentence shall not be construed to permit Borrower to assign the Loan except as otherwise permitted in this Note or the other Loan Documents.

10.9.

Severability. If any term of this Note, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Note, or the application of such term to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each term of this Note shall be valid and enforceable to the fullest extent permitted by law.

11.	NOTICES. All notices, demands, or other communications under this Note and the other Loan Documents shall be in writing and shall be delivered to the appropriate party at the address set forth below (subject to change as set forth below). Except when otherwise required by law, any notice which a party is required or may desire to give the other shall be in writing and may be sent by personal delivery or by mail (either [i] by United States registered or certified mail, return receipt requested, postage prepaid, or [ii] by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery), or by facsimile transmittal (in which case, such notice if immediately followed by Federal Express or similar generally recognized overnight carrier regularly providing proof of delivery shall be deemed given upon receipt of a transmittal confirmation statement). Any notice so given by mail shall be deemed to have been given as of the date of delivery established by U.S. Post Office return receipt or the overnight carrier’s proof of delivery, as the case may be. Any such notice not so given shall be deemed given upon receipt of the same by the party to whom the same is to be given; provided, however, that non-receipt of any communication as the result of any change of address of which the sending party was not notified or as the result of a refusal to accept delivery shall be deemed receipt of such communication. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving thirty (30) days written notice to the other parties in the manner set forth above.

Addresses for Notices:

If to Lender:	MIREF Governor Finance, LLC 425 Market Street, Suite 1600 San Francisco, CA 94105
	Attention:	Thomas P. O’Hanlon
	Telephone:	415-616-9354
	Facsimile:	415-616-9399
	Email:	tohanlon@mcmorgan.com

With a copy to:	McMorgan Institutional Real Estate Fund I, LLC 425 Market Street, Suite 1600 San Francisco, CA 94105
	Attention:	Steve Ghiselli
	Telephone:	415-616-9143
	Facsimile:	415-616-9399
	Email:	sghiselli@mcmorgan.com

And to:	Goodwin|Procter LLP 601 South Figueroa Street, 41st Floor Los Angeles, CA 90017
	Attention:	Dean Pappas
	Telephone:	213-426-2525
	Facsimile:	213-623-1673
	Email:	dpappas@goodwinprocter.com

If to Borrower:	FPA Governor Park Associates, LLC c/o Fowler Property Acquisitions 100 Bush Street, Suite 510 San Francisco, CA 94104
	Attention:	Hannah Moriarty
	Telephone:	415-249-6199
	Facsimile:	415-925-3440
	Email:	hmoriarty@fpacquisitions.com

With a copy to:	c/o Fowler Property Acquisitions 100 Bush Street, Suite 510 San Francisco, CA 94104
	Attention:	Steve Grant
	Telephone:	415-249-6192
	Facsimile:	415-925-3440
	Email:	sgrant@fpacquisitions.com

And to:	Nancy Mauriello, Esq. 4665 MacArthur Court, Suite 210 Newport Beach, CA 92660
	Telephone:	949-399-2525
	Facsimile:	949-399-2528
	Email:	nancy@nmapc.com

12.	ADDITIONAL TERMS AND CONDITIONS. The additional terms and conditions set forth in Exhibit A attached hereto are incorporated herein by this reference.

13.	PREPAYMENT; EXIT FEE. This Note may be prepaid in full (but not in part) without penalty or premium, provided that Borrower shall have delivered to Lender at least thirty (30) days’ prior written notice of its intention to so prepay this Note and all amounts due under the Loan at the time of such prepayment, including all accrued interest and the Exit Fee are paid to Lender at the time of such prepayment, provided, however, Borrower may prepay this Note in part solely in connection with a release of a Release Parcel in accordance with Section 6.21(b) of the Deed of Trust. Any outstanding principal balance of the Loan that is prepaid may not be re-borrowed.

“BORROWER”

FPA GOVERNOR PARK ASSOCIATES, LLC,
a Delaware limited liability company

By:	GF Governor Park, LLC,
a Delaware limited liability company
Its:	Manager

By:	/s/ Michael B. Earl
Name:	Michael B. Earl
Title:	Manager

EXHIBIT A TO PROMISSORY NOTE

Additional Terms And Conditions

This Exhibit A is attached to and forms a part of that Promissory Note (“Note”) executed by FPA GOVERNOR PARK ASSOCIATES, LLC, a Delaware limited liability company (“Borrower”) in favor of MIREF GOVERNOR FINANCE, LLC, a Delaware limited liability company (“Lender”).

1.	DISBURSEMENT OF LOAN PROCEEDS. Borrower hereby authorizes Lender to disburse the proceeds of the Initial Advance, after deducting any and all fees owed by Borrower to Lender in connection with the Loan, to MIREF GOVERNOR PARK, LLC, the Seller of the Property pursuant to the Purchase Agreement.

2.	FINANCIAL STATEMENTS AND COVENANTS.

2.1	Statements Required. During the term of the Loan and while any liabilities of Borrower to Lender under any of the Loan Documents remain outstanding and unless Lender otherwise consents in writing, Borrower shall provide to Lender the following:

a.	Operating Statement. Not later than 30 days after and as of the end of each calendar quarter, a statement of Net Operating Income certified by Borrower and Limited Guarantor as true and correct, showing all revenues and expenses during such quarter and year-to-date, relating to the Property, including, without limitation, all information requested under any of the Loan Documents;

b.	Rent Roll. Not later than 30 days after and as of the end of each calendar quarter and not later than 90 days after and as of the end of Borrower’s fiscal year, a current rent roll certified by Borrower as true and correct, showing the following lease information with regard to each tenant of the Property: the name of the tenant, monthly or other periodic rental amount, dates of commencement and expiration of the lease, and payment status;

c.	Financial Statements of Borrower. Not later than 90 days after and as of the end of Borrower’s fiscal year, annual financial statements of Borrower certified by Borrower and Limited Guarantor as true and correct;

d.	Financial Statements of Guarantor. Not later than 90 days after and as of the end of Limited Guarantor’s fiscal year, annual financial statements of Limited Guarantor certified by Borrower and Limited Guarantor as true and correct;

e.	Minimum Net Worth Requirement. Not later than 90 days after and as of the end of each fiscal year, a compliance certificate certified by Limited Guarantor with respect to its compliance with the Minimum Net Worth Requirement (as defined in the Limited Guaranty).

f.	Default. Upon the occurrence of a Default hereunder or under any of the other Loan Documents, Borrower and Limited Guarantor shall promptly provide Lender with such additional financial reports and such additional financial information as Lender may require.

EXHIBIT A-1

g.	Other Information. From time to time, upon Lender’s delivery to Borrower of at least 15 days’ prior written notice, such other financial statements and information with regard to Borrower, principals of Borrower, guarantors or the Property as Lender may reasonably request in writing, including aged delinquency reports, notices of lease terminations and tenant bankruptcy event.

2.2	Form; Warranty. Borrower agrees that all financial statements to be delivered to Lender pursuant to Section 2.1 shall: (a) be certified by Borrower and Limited Guarantor as true and correct; (b) be prepared on a modified cash basis, consistently applied; (c) shall include a footnote detailing the modifications from a straight cash basis; and (d) shall be accompanied by annual tax returns as they relate to the Property.

3.	OPTION TO EXTEND. Borrower shall have the option to extend the term of the Loan from the Original Maturity Date to the First Extended Maturity Date, and from the First Extended Maturity Date to the Second Extended Maturity Date, upon satisfaction of each of the following conditions precedent, which must be satisfied both as of the date of Borrower’s delivery of notice of request to exercise the Option to Extend and on the first day of the First Extension Term and the Second Extension Term, as the case may be:

3.1	Borrower shall provide Lender with written notice of Borrower’s request to exercise the Option to Extend not less than sixty (60) days prior to the Original Maturity Date or First Extended Maturity Date, as applicable;

3.2	Borrower shall, on or prior to the first day of the First Extension Term or the Second Extension Term, as the case may be, deliver to Lender (in immediately available funds) an extension fee in an amount equal to 1.50% of the then outstanding principal balance of this Note (which fee shall be fully earned by Lender as of the first day of the applicable Extension Term and shall be non-refundable);

3.3	No Default shall have occurred and be continuing, and no event or condition which, with the giving of notice or the passage of time or both, would constitute a Default shall have occurred and be continuing, and Borrower shall so certify in writing;

3.4	Borrower shall execute an extension and modification agreement (and any other documents required by Lender) reasonably acceptable to Lender in connection with the extension and modification of the Loan (which documents may be recorded at Borrower’s expense),

3.5	Borrower shall deliver to Lender, at Borrower’s sole cost and expense, (i) a title date-down of the existing title policy acceptable to Lender showing no exceptions and reflecting no subordinate liens or other encumbrances except those set forth in Lender’s existing title policy, approved by Lender or expressly permitted by the Loan Documents without Lender consent and a (ii) mortgage modification title endorsement to Lender’s title policy insuring the validity and priority of the Deed of Trust as modified by the extension and modification agreement;

EXHIBIT A-2

3.6	No material adverse change in the financial condition of Borrower and Limited Guarantor shall have occurred;

3.7	The Debt Service Coverage Ratio as determined by Lender shall be equal to or greater than 1.20;

3.8	The Loan-to-Value Ratio as determined by Lender is no greater than seventy percent (70%), with the Loan-to-Value Ratio meaning, as of the first day of the applicable Extension Period, the ratio in which (a) the numerator is the sum of the aggregate amount of the principal balance under this Note and all undisbursed portions of the Loan proceeds, if any, and (b) the denominator is the “as-is” fair market value of the Property as determined by Lender (which determination may, if required by Lender, be based on an appraisal satisfactory to Lender, the cost of which shall be paid by Borrower);

3.9	The Limited Guarantor reaffirms all of its obligations under the Hazardous Materials Indemnity Agreement and the Limited Guaranty pursuant to a writing acceptable to Lender;

3.10	In the case of the option to extend the term to the Second Extended Maturity Date, Borrower shall have exercised the Option to Extend the term of the Loan to the First Extended Maturity Date in accordance with the terms hereof;

3.11	All out of pocket costs and expenses incurred by Lender (including legal fees) in connection with the Option to Extend are paid by Borrower (which shall be paid by Borrower regardless of whether the extension transaction closes);

3.12	All representations and warranties set forth in the Deed of Trust shall be true and correct in all material respects on and as of the first day of the applicable Extension Term;

3.13	Such other conditions as Lender may require (in its reasonable discretion) are satisfied.

Borrower may reduce the outstanding principal balance of the Loan to the extent necessary to satisfy the conditions set forth in Sections 3.7 and 3.8 above prior to the first day of the First Extension Term and the Second Extension Term, as the case may be.

4.	Intentionally Deleted.

5.	ADDITIONAL ADVANCES. Provided no Default exists, in addition to the Initial Advance to be funded by Lender on the Initial Advance Disbursement Date, and amounts to be funded in respect of interest payments as set forth in Section 4.2(b) of the Note, Lender (or its servicer) shall advance to Borrower, at Borrower’s request, not more frequently than quarterly, additional Loan proceeds to be applied to capital improvements, tenant improvements and leasing commission costs incurred in accordance with the Cap-Ex, Leasing Costs and Interest Reserve Budget and the Business Plan (each an “Additional Advance”).

5.1

Disbursements of Additional Advances. Borrower shall submit an original or facsimile written request for disbursement of such Additional Advance, no more frequently than quarterly, no later than 11:00 a.m. Pacific Standard Time or Pacific Daylight Time, as applicable, not less than ten (10) Business Days prior to the proposed funding date of such disbursement. Each such request for disbursement shall specify (i) Borrower’s desired funding date (which shall be a

EXHIBIT A-3

Business Day) in respect of the disbursement of Loan proceeds, (ii) the amount of the proposed disbursement, (iii) a reasonably detailed description of the proposed use of such disbursement of Loan proceeds, and (iv) a certification that each of the conditions to Lender’s obligation to fund the proceeds of the Additional Advance as set forth herein have been satisfied. Each such request for disbursement shall be accompanied by such additional documents and information relating to the proposed disbursement as Lender shall require in good faith. Subject to Lender’s approval of the request for disbursement and in accordance with the terms and conditions contained in this Note, Lender shall use good faith efforts to make available to Borrower the proceeds of each disbursement requested by Borrower on the funding date specified in the Borrower’s request for disbursement (or such other date as Lender shall deem appropriate) and shall disburse such funds into such account of Borrower as Borrower shall specify and Lender shall reasonably approve. All amounts disbursed pursuant to any disbursement request shall be applied by Borrower to the payment of capital expenditure costs and/or tenant improvement costs and leasing commissions in the amounts and to the payees reflected in the applicable disbursement request.

5.2	Conditions to Funding of Additional Advances. Without limiting the foregoing, Lender shall in no event be required to disburse to Borrower any funds from the Cap-Ex, Leasing Costs and Interest Reserve pursuant to any disbursement request:

a.	that will cause the aggregate principal balance of the Loan to exceed the Maximum Loan Amount;

b.	to the extent the amounts contained in such disbursement request represent greater than ninety percent (90%) of any periodic payments due any contractor or supplier, provided that Borrower may thereafter submit a disbursement request with respect to the remaining ten percent (10%) “retainage” upon the completion of the contract in question, subject to all of the conditions contained in this Section 5.2;

c.	to the extent such disbursement request requests the disbursement of amounts that would cause any line item of the Cap-Ex, Leasing Costs and Interest Reserve Budget to be exceeded (notwithstanding that the then-current Business Plan may set forth amounts in excess of such line-item amounts set forth on the Cap-Ex, Leasing Costs and Interest Reserve Budget), unless Lender provides Borrower with written approval of such deviation, which may be withheld in Lender’s sole and absolute discretion;

d.	to the extent such disbursement request requests the disbursement of amounts in respect of any leasing costs or tenant improvements incurred in connection with leases not approved by Lender or otherwise entered into in accordance with the terms of the Loan Documents;

e.	with respect of amounts incurred that are not in accordance with the then-current annual Business Plan approved in writing by Lender pursuant to the terms of Section 6 of this Exhibit A to this Note;

EXHIBIT A-4

f.	if a Default shall have occurred and is continuing and if an event or condition which, with the giving of notice or the passage of time or both, would constitute a Default shall have occurred and be continuing;

g.	unless, prior to each Additional Advance, the title company that has issued the title insurance policy to Lender in connection with the closing of the Loan shall have issued an endorsement (or commitment to issue an endorsement) insuring the priority of the lien of the Deed of Trust, subject only to exceptions previously approved by Lender, for the full amount of each such Additional Advance and all previous Advances made by Lender pursuant to this Note;

h.	unless Lender shall have received Borrower’s certification that all capital improvements and/or tenant improvements have been completed lien-free and in a workmanlike manner and applicable law, and any duly executed unconditional lien waivers (or duly executed conditional lien waivers subject only to payment of the amount to be paid form the proceeds of such Additional Advance) that Lender shall require;

i.	unless Lender shall have received a cost breakdown of the work and items to be paid with such Additional Advance in reasonable detail, including, without limitation, copies of invoices, bills and receipts with respect thereto or other documents evidencing the total amount expended, incurred or due for any requested items;

j.	unless, if applicable and if required by Lender, Borrower shall have furnished to Lender evidence that all required inspections by governmental authorities have been satisfactorily completed; and

k.	unless, if applicable and if required by Lender, Borrower shall have furnished an inspection report, signed by an inspector selected by Lender, whose fees and expenses shall be paid by Borrower and deducted from the amount of the requested Additional Advance.

6.	BUSINESS PLAN. Not later than sixty (60) days prior to the end of each calendar year, Borrower shall submit to Lender for approval Borrower’s business plan for the following year, which shall include (i) leasing guidelines such as minimum rental rates, rent concessions, tenant credit quality requirements, and minimum and maximum permitted lease terms and (ii) reasonably anticipated capital improvement expenditures and tenant improvement expenditures and leasing commissions, and the items to which such expenditures are to be applied, and such other criteria as Lender shall require. The Business Plan shall be promptly modified and updated by Borrower as reasonably necessary to reflect changed circumstances and additional information, and at Lender’s reasonable request. If Lender determines, in its reasonable discretion, that Borrower has not complied with such obligation to revise and update the Business Plan, or if Lender has not approved the business plan submitted by Borrower for the then-current calendar year, then Lender shall have the right, in its reasonable, good faith discretion, to adjust any amounts or criteria reflected in the Loan Documents that are based on the Business Plan to the extent reasonably necessary to cause such amounts or criteria to reflect a business plan that has been so revised and updated (as reasonably determined by Lender). Any then-current business plan that has been approved in writing by Lender shall be referred to in the Loan Documents as the “Business Plan.”

EXHIBIT A-5

EXHIBIT B TO PROMISSORY NOTE

Loan Documents and Other Related Documents

This Exhibit B is attached to and forms a part of that Promissory Note (“Note”) executed by FPA GOVERNOR PARK ASSOCIATES, LLC, a Delaware limited liability company (“Borrower”) in favor of MIREF GOVERNOR FINANCE, LLC, a Delaware limited liability company (“Lender”).

1.	LOAN DOCUMENTS. The documents numbered 1.1 through 1.24 below of even date herewith (unless otherwise specified) and any amendments, modifications and supplements thereto which have received the prior written approval of Lender and any documents executed in the future that are approved by Lender and that recite that they are “Loan Documents” for purposes of this Note are collectively referred to as the “Loan Documents”.

1.1	This Note;

1.2	Deed of Trust;

1.3	Assignment of Management Contracts;

1.4	State of California Uniform Commercial Code - Financing Statements - Form UCC-1

2.	Other Document Related to the Loan:

2.1	Limited Guaranty.

2.2	Hazardous Materials Indemnity Agreement

EXHIBIT B-1

EXHIBIT C TO PROMISSORY NOTE

Cap-Ex, Leasing Costs and Interest Reserve Budget

Carry/Interest Reserve:	$811,000

Capital Expenditure Budget:	$880,000

Tenant Improvement/Leasing Costs Budget:	$1,419,000

Total Budget:	$3,110,000

EXHIBIT C-1